                                                                    Exhibit 2(h)


                                                                 EXECUTION COPY

===============================================================================


                            ASSET PURCHASE AGREEMENT

                                 by and between

                  INFINITY BROADCASTING CORPORATION OF DALLAS

                                      and

                        INSPIRATION MEDIA OF TEXAS, INC.

                         Dated as of September 30, 1996


===============================================================================

                               TABLE OF CONTENTS

                                                                                          Page
ARTICLE 1         ASSETS TO BE CONVEYED......................................................1

         1.1.     Closing....................................................................1
         1.2.     Transfer of KEWS Assets....................................................1
         1.3.     Excluded Assets............................................................2

ARTICLE 2         PURCHASE PRICE.............................................................2

         2.1.     Purchase Price.............................................................2
         2.2.     Payment of Cash Purchase Price.............................................3
         2.3.     Transfer of the KDFX Assets................................................3
         2.4.     Allocation.................................................................4

ARTICLE 3         ASSUMPTION OF OBLIGATIONS; PRORATIONS......................................4

         3.1.     Assumption of Obligations..................................................4
         3.2.     Limitation.................................................................4
         3.3.     Proration of Expenses......................................................5
         3.4.     Payment of Proration Items.................................................5

ARTICLE 4         REPRESENTATIONS AND WARRANTIES
                  COMMON TO BOTH INFINITY AND SALEM..........................................6

         4.1.     Organization and Standing..................................................6
         4.2.     Authorization and Binding Obligation.......................................6
         4.3.     Absence of Conflicting Agreements or Required Consents.....................6
         4.4.     No Litigation..............................................................6
         4.5.     Taxes......................................................................7
         4.6.     Insolvency Proceedings.....................................................7
         4.7.     Broker's Fees..............................................................7

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF INFINITY.................................7

         5.1.     FCC Authorizations and Qualifications......................................7
         5.2.     Title to and Condition of Personal Property................................8
         5.3.     Assumed Contracts; Real Estate Leases......................................8
         5.4.     Compliance With Laws.......................................................9
         5.5.     Insurance.................................................................10

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
ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF SALEM...................................10

         6.1.     FCC Authorizations and Qualifications.....................................10
         6.2.     Title to and Condition of Personal Property...............................10
         6.3.     Assumed Contracts; Real Estate Leases.....................................11
         6.4.     Compliance With Laws......................................................11
         6.5.     Insurance.................................................................12

ARTICLE 7         GOVERNMENTAL CONSENTS.....................................................12

         7.1.     FCC Application...........................................................12
         7.2      Compliance with HSRA......................................................13
         7.3      Other Governmental Consents...............................................13

ARTICLE 8         COVENANTS.................................................................14

         8.1.     Conduct of Business.......................................................14
         8.2.     Notification..............................................................14
         8.3.     Access....................................................................14
         8.4.     Third-Party Consents......................................................15
         8.5.     Pre-Closing Efforts.......................................................15
         8.6.     Risk of Loss..............................................................15
         8.7.     Confidentiality...........................................................16
         8.7.     Further Assurances........................................................16
         8.8.     Covenant Not to Compete...................................................16
         8.9.     KDFX Transmitter Site Lease...............................................16

ARTICLE 9         CONDITIONS PRECEDENT......................................................16

         9.1.     To Salem's Obligations....................................................16
         9.2.     To Infinity's Obligations.................................................17

ARTICLE 10        DOCUMENTS TO BE DELIVERED AT THE CLOSING..................................18

         10.1.    Documents to be Delivered by Infinity.....................................18
         10.2.    Documents to be Delivered by Salem........................................18

ARTICLE 11        INDEMNIFICATION, SURVIVAL.................................................19

         11.1.    Infinity's Indemnities....................................................19
         11.2.    Salem's Indemnities.......................................................20
         11.3.    Procedure for Indemnification.............................................20
         11.4.    Limitations.   ...........................................................21

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
         11.5.    Survival of Representations, Warranties and Covenants.....................22
         11.6.    Sole Remedy...............................................................22

ARTICLE 12        TERMINATION RIGHTS........................................................22

         12.1.    Termination...............................................................22
         12.2.    Effect of Termination.....................................................23

ARTICLE 13        REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE...............................23

         13.1.    Default by Infinity; Specific Performance. ...............................23
         13.2.    Default by Salem; Liquidated Damages......................................23

ARTICLE 14        OTHER PROVISIONS..........................................................24

         14.1.    Transfer Taxes and Expenses...............................................24
         14.2.    Benefit and Assignment....................................................24
         14.3.    Entire Agreement; Schedules; Amendment; Waiver............................24
         14.4.    Headings..................................................................24
         14.5.    Computation of Time.......................................................25
         14.6.    Governing Law; Waiver of Jury Trial.......................................25
         14.7.    Attorneys' Fees...........................................................25
         14.8.    Severability..............................................................25
         14.9.    Notices...................................................................25
         14.10.   Counterparts..............................................................26

ARTICLE 15        DEFINITIONS...............................................................26

         15.1.    Defined Terms.............................................................26
         15.2.    Miscellaneous Terms.......................................................30

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EXHIBITS

         Exhibit A              Escrow Agreement
         Exhibit B              Form of Covenant Not to Compete
         Exhibit C              Form of Amended KDFX Transmitter Site Lease

SCHEDULES

         Schedule 1.2(a)        KEWS FCC Licenses
         Schedule 1.2(c)        KEWS Main Studio Equipment
         Schedule 1.2(d)        KEWS Assumed Contracts
         Schedule 2.3(a)(i)     KDFX FCC Licenses
         Schedule 2.3(a)(iii)   KDFX Main Studio Equipment
         Schedule 2.3(a)(iv)    KDFX Assumed Contracts
         Schedule 4.3(a)        Infinity's Required Consents
         Schedule 4.3(b)        Salem's Required Consents
         Schedule 5.1           Infinity's FCC Qualifications Exceptions



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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement"), made as of the 30th day of September 1996, is between Infinity Broadcasting Corporation of Dallas, a Delaware corporation ("Infinity"), and Inspiration Media of Texas, Inc., a Texas corporation ("Salem").

         Infinity is the licensee of station KEWS-FM, 94.9 mHz, Arlington, Texas ("KEWS"). Salem is the licensee of station KDFX(AM), 1190 kHz, Dallas, Texas ("KDFX").

         Salem has expressed an interest in acquiring certain assets used in the operation of KEWS, including the KEWS FCC Licenses (as defined below). Infinity has expressed an interest in acquiring certain assets used in the operation of KDFX, including the KDFX FCC Licenses (as defined below). Infinity has agreed to sell the KEWS Assets (as defined below) to Salem in return for the payment of $32,000,000 and the assignment of the KDFX Assets (as defined below). Definitions of capitalized terms in this Agreement are set forth in
SECTION 15.1.

         The assignment of KEWS FCC Licenses to Salem and the assignment of the KDFX FCC Licenses to Infinity require the prior consent of the Federal Communications Commission ("FCC").

         Therefore, the parties agree as follows:

                                   ARTICLE 1

                             ASSETS TO BE CONVEYED

         1.1. CLOSING. Subject to SECTION 12.1 (Termination Rights), the closing (the "Closing") of the sale and purchase of the KEWS Assets and the KDFX Assets shall take place in the offices of Leventhal, Senter & Lerman, 2000 K Street, N.W., Washington, D.C., at 10:00 a.m., local time, on the fifth (5th) business day following the satisfaction or waiver of the conditions set forth in SECTIONS 9.1(b) and 9.2(b) (FCC Consent), but in no event prior to December 2, 1996, or at such other place, time or date as Salem and Infinity may agree in writing.

         1.2. TRANSFER OF KEWS ASSETS. At the Closing, Infinity shall sell, assign, transfer and convey to Salem, and Salem shall purchase from Infinity, the following assets (the "KEWS Assets"):

                  (a) all of Infinity's rights in and to the FCC licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued to or held by Infinity exclusively in the operation of KEWS, including any pending applications therefor, all as set forth in Schedule 1.2(a) (the "KEWS FCC Licenses").

                  (b) all of Infinity's right, title and interest in the equipment, spare parts and other tangible personal property located at the KEWS transmitter site and used or held for use exclusively in the operation of KEWS (the "KEWS Transmitter Site Equipment");

                  (c) all of Infinity's right, title and interest in the equipment, spare parts and other tangible personal property listed on
         Schedule 1.2(c) (the "KEWS Main Studio Equipment" and together with the KEWS Transmitter Site Equipment, the "KEWS Personal Property");

                  (d) all of Infinity's rights under and interest in, to the extent assignable, the leases set forth contained in Schedule 1.2(d) (the "KEWS Assumed Contracts");

                  (e) KEWS's public inspection file, filings with the FCC related to KEWS, executed copies of all written KEWS Assumed Contracts, and such technical information, engineering data, rights under manufacturers' warranties as exist at Closing and relate exclusively to the KEWS Personal Property being conveyed hereunder.

The KEWS Assets shall be delivered without any representation or warranty by Infinity except as expressly set forth in this Agreement, and Salem acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in ARTICLES 4 AND 5 hereof. The KEWS Assets shall be conveyed to Salem free and clear of all Liens, except as otherwise expressly provided in this Agreement.

         1.3. EXCLUDED ASSETS. Except as set forth in SECTION 1.2, the KEWS Assets shall not include any properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, of Infinity or any of its affiliates, including all right, title and interest in the call sign "KEWS," which Salem agrees Infinity may use on any other station the Dallas/Ft. Worth market, including station KDFX after it has been acquired by Infinity.

                                   ARTICLE 2

                                 PURCHASE PRICE

         2.1.     PURCHASE PRICE.

         (a) The aggregate purchase price to be paid by Salem for the KEWS Assets (the "Purchase Price") shall be (i) $32,100,000 (the "Cash Purchase Price") plus (ii) the assignment of the KDFX Assets as provided in SECTION 2.3 below.

         (b) The parties stipulate that the Purchase Price is not based in any way upon the ratings or financial performance of either KEWS or KDFX. Neither station is being sold as a going concern, and the assets being conveyed do not include any goodwill or intellectual property. Therefore, neither Infinity nor Salem makes any representation or warranty as to ratings or cash flow, and neither Salem's nor Infinity's obligations under this Agreement are conditioned in any way on the financial performance between the date of this Agreement and the Closing of the station to be acquired.

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         2.2.     PAYMENT OF CASH PURCHASE PRICE.  Salem shall pay the Cash
Purchase Price as follows:

                  (a) Simultaneous with the execution of this Agreement, Salem shall deposit $1,600,000 with the Escrow Agent to be held and distributed pursuant to the Escrow Agreement.

                  (b) At the Closing, Salem shall pay $30,500,000 by wire transfer prior to 3:00 p.m., local Washington, D.C. time, of immediately available federal funds to an account at a bank or financial institution pursuant to wire instructions that Infinity shall deliver to Salem at least one (1) business day prior to the Closing Date.

         2.3.     TRANSFER OF THE KDFX ASSETS.

         (a) At the Closing, Salem shall sell, assign, transfer and convey to Infinity, and Infinity shall acquire from Salem, the following assets (the "KDFX Assets"):

                  (i) all of Salem's rights in and to the FCC licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued to or held by Salem exclusively in the operation of KDFX, including any pending applications therefor, all as set forth in Schedule 2.3(i) (the "KDFX FCC Licenses").

                  (ii) all of Salem's right, title and interest in the equipment, spare parts and other tangible personal property located at the KDFX transmitter site and used or held for use exclusively in the operation of KDFX (the "KDFX Transmitter Site Equipment");

                  (iii) all of Salem's right, title and interest in the equipment, spare parts and other tangible personal property included on Schedule 2.3(a)(iii) (the "KDFX Main Studio Equipment" and together with the KDFX Transmitter Site Equipment, the "KDFX Personal Property");

                  (iv) subject to the requirement of SECTION 8.9 of this Agreement, all of Salem's rights under and interest in, to the extent assignable, the leases set forth in Schedule 2.3(a)(iv) (the "KDFX Assumed Contracts");

                  (v) KDFX's public inspection file, filings with the FCC related to KDFX, executed copies of all written KDFX Assumed Contracts, and such technical information, engineering data, rights under manufacturers' warranties as exist at Closing and relate exclusively to the KDFX Personal Property being conveyed hereunder.

The KDFX Assets shall be delivered without any representation or warranty by Salem except as expressly set forth in this Agreement, and Infinity acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in ARTICLES 4 AND 6 hereof. The KDFX Assets shall be conveyed to Infinity free and clear of all Liens, except as otherwise expressly provided in this Agreement.

         (b) Except as set forth in this SECTION 2.3, the KDFX Assets shall not include any properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, of Salem or any of its affiliates, including all right, title and interest in the call sign "KDFX," which Infinity agrees Salem may use on any other station the Dallas/Ft. Worth market, including station KEWS after it has been acquired by Salem.

         2.4. ALLOCATION. If Salem and Infinity are unable to agree between the date hereof and the Closing on an allocation of the Purchase Price for income tax purposes, Infinity shall arrange for an appraisal of the KDFX Assets and the KEWS Assets. Any such appraisal shall be completed within one hundred eighty (180) days after the Closing, and based upon such appraisal, if prepared, Infinity shall prepare an initial draft of IRS Form 8594. Infinity shall forward such form to Salem for its approval. If the parties reach an agreement on the contents of IRS Form 8594, Salem and Infinity shall each file the IRS Form 8594 finally agreed upon by the parties with their respective federal income tax return for the tax year in which the Closing occurs.

                                   ARTICLE 3

                     ASSUMPTION OF OBLIGATIONS; PRORATIONS

         3.1.     ASSUMPTION OF OBLIGATIONS.

         (a) At the Closing, Salem shall assume and undertake to pay, satisfy or discharge (i) all liabilities, obligations and commitments of Infinity under the KEWS Assumed Contracts, arising or accruing after 12:01 a.m., local Dallas time, on the Closing Date (the "Effective Time"), and (ii) all liabilities, obligations and commitments arising from or relating to the ownership of the KEWS Assets after the Effective Time.

         (b) At the Closing, Infinity shall assume and undertake to pay, satisfy or discharge (i) all liabilities, obligations and commitments of Salem under the KDFX Assumed Contracts, arising or accruing after the Effective Time, subject to the requirement of SECTION 8.9 of this Agreement, and (ii) all liabilities, obligations and commitments arising from or relating to the ownership of the KDFX Assets after the Effective Time.

         3.2. LIMITATION. Except as set forth in SECTION 3.1, Infinity and Salem expressly do not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of the other of any nature whatsoever.

         3.3. PRORATION OF EXPENSES. All expenses arising from the operation of the KEWS Assets and the KDFX Assets shall be prorated between Infinity and Salem as of the Effective Time in accordance with GAAP. Such prorations shall be based upon the principle that (a) Infinity shall be responsible for all liabilities and obligations accruing in connection with the ownership of the KEWS Assets until the Effective Time, and Salem shall (subject to SECTION 3.2 above) be responsible for such liabilities and obligations accruing thereafter and (b) Salem shall be responsible for all liabilities and obligations accruing in connection with the ownership of the KDFX Assets until the Effective Time, and Infinity shall (subject to SECTION 3.2 above) be responsible for such liabilities and obligations accruing thereafter. Such prorations shall include, without limitation, all ad valorem and other property taxes (but excluding taxes arising by reason of the transfers of the KEWS Assets and the KDFX Assets as contemplated hereby, which shall be paid as set forth in SECTION 14.1 of this Agreement), deposits, utility expenses, liabilities and obligations under the KEWS Assumed Contracts and the KDFX Assumed Contracts, rents and similar prepaid and deferred items and all other expenses attributable to the ownership and operation of the KEWS Assets and the KDFX Assets. Any real estate taxes shall be apportioned on the basis of the number of days that each party owned such real property during the relevant tax year.

         3.4. PAYMENT OF PRORATION ITEMS. Three (3) business days prior to the Closing, Infinity shall deliver to Salem a preliminary list of all items to be prorated pursuant to SECTION 3.3 and, to the extent feasible, such prorations shall be made at the Closing. In the event Infinity and Salem do not reach a final agreement on such prorations at the Closing, Salem shall deliver to Infinity a schedule of its proposed prorations (which shall set forth in reasonable detail the basis for those determinations) (the "Proration Schedule") no later than forty-five (45) days after the Closing Date. The Proration Schedule shall be conclusive and binding upon Infinity unless Infinity provides Salem with written notice of objection (the "Notice of Disagreement") within thirty (30) days after Infinity's receipt of the Proration Schedule, which notice shall state the prorations of expenses proposed by Infinity (the "Infinity's Proration Amount"). Salem shall have twenty (20) days from receipt of a Notice of Disagreement to accept or reject Infinity's Proration Amount. If Salem rejects Infinity's Proration Amount, the dispute shall be submitted within ten (10) days to the Dallas office of Arthur Andersen (the "Referee") for resolution of the dispute, such resolution to be made within thirty (30) days after submission to the Referee and to be final, conclusive and binding on Infinity and Salem. Salem and Infinity agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. Payment by Salem or Infinity, as the case may be, for the proration amounts determined pursuant to this SECTION 3.4 shall be due fifteen (15) days after the last to occur of (a) Infinity's acceptance of the Proration Schedule or failure to give Salem a timely Notice of Disagreement; (b) Salem's acceptance of Infinity's Proration Amount or failure to reject Infinity's Proration Amount within twenty (20) days of receipt of a Notice of Disagreement; and (c) notice to Infinity and Salem of the resolution of the disputed amount by the Referee.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                       COMMON TO BOTH INFINITY AND SALEM

          Infinity represents and warrants to Salem, and Salem represents and warrants to Infinity, as follows (the party making the representations and warranties being referred to as the "Representing Party"):

         4.1. ORGANIZATION AND STANDING. The Representing Party (a) is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) if necessary, is qualified to do business as a foreign corporation and is in good standing in the State of Texas and (c) has all necessary corporate power and authority to own, lease and operate the assets it is conveying hereunder and to carry on its business as now conducted.

         4.2. AUTHORIZATION AND BINDING OBLIGATION. The Representing Party has the full right and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions provided for herein. All required corporate action with respect to the Representing Party has been taken to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Representing Party and constitutes its valid and binding obligation, enforceable against the Representing Party in accordance with its terms.

         4.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in ARTICLE 7 and in Schedules 4.3 (a) and (b) hereto, the execution, delivery and performance of this Agreement by the Representing Party: (a) do not and will not violate any provisions of the Representing Party's organizational documents; (b) do not and will not require the consent or approval of or any filing with any third party or governmental authority; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which the Representing Party is now subject.

         4.4.     NO LITIGATION.   There are (a) no unsatisfied judgments,
awards, orders, writs, injunctions, arbitration decisions or decrees outstanding, and (b) no claims, actions, suits, investigations or proceedings pending or, to the best of the Representing Party's knowledge, threatened against or affecting the Representing Party's assets to be conveyed hereunder, in any court or before any governmental authority or arbitrator that (if adversely determined, in the case of pending or threatened matters) would impair in any material respect the ability of the Representing Party to perform its obligations hereunder or would impair or hinder in any material respect the ability or right of the Acquiring Party to operate the station to be conveyed to it by the Representing Party after the Closing in the manner heretofore operated by the Representing Party.

         4.5 TAXES. There are no tax audits or other governmental proceedings pending or, to the best of the Representing Party's knowledge, threatened that could result in a Lien on the assets being conveyed by the Representing Party hereunder or the imposition of any tax liability on the Acquiring Party and, to the best of the Representing Party's knowledge, no event has occurred that could impose on the applicable Acquiring Party any liability for any taxes, penalties or interest due or to become due from the Representing Party.

         4.6 INSOLVENCY PROCEEDINGS. Neither the Representing Party nor any of the Representing Party's assets to be conveyed hereunder are the subject of any pending insolvency proceedings of any character. The Representing Party has neither made an assignment for the benefit of creditors nor taken any action with a view to the institution of any such insolvency proceedings.

         4.7. BROKER'S FEES. Except for the brokerage fee payable to Gary Stevens & Co., neither the Representing Party nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from the Representing Party in connection with the transactions contemplated by this Agreement. The parties agree that Infinity shall pay $100,000 and Salem shall pay the balance of any brokerage fee payable to Gary Stevens & Co.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF INFINITY

         Infinity represents and warrants to Salem as follows:

         5.1.     FCC AUTHORIZATIONS AND QUALIFICATIONS.

         (a) Schedule 1.2(a) contains a true and complete list of the KEWS FCC Licenses, and there are no other licenses, permits or other authorizations from the FCC required for the lawful operation of KEWS in the manner now operated. The KEWS FCC Licenses are in full force and effect. All required FCC regulatory fees with respect to the KEWS FCC Licenses have been paid. The KEWS FCC Licenses have been issued for the full terms customarily issued to a radio broadcast station in the State of Texas, and the KEWS FCC Licenses are not subject to any condition except for conditions shown on the face of the

KEWS FCC Licenses, applicable to radio broadcast licenses generally or otherwise disclosed in Schedule 1.2(a). Except as disclosed in Schedule 1.2(a), KEWS is being operated at full authorized power in material compliance with the terms and conditions of the KEWS FCC Licenses and the rules and regulations of the FCC.

         (b) Except as set forth in Schedule 1.2(a), to Infinity's knowledge, there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to KEWS, other than proceedings affecting the radio broadcasting industry generally.

         (c) Except as disclosed on Schedule 5.1, to the best of its knowledge, Infinity is legally, financially and otherwise qualified under the Communications Act of 1934, as amended, and the rules and regulations of the FCC (together, the "Act"), to become the assignee of the KDFX FCC Licenses. Infinity has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course.

         5.2. TITLE TO AND CONDITION OF PERSONAL PROPERTY. At the Closing, Infinity will have good title to the KEWS Personal Property free and clear of all Liens. At the Closing, the KEWS Personal Property will be in good operating condition and repair (ordinary wear and tear excepted), will be performing satisfactory and will be in material compliance with the rules and regulations of the FCC and all other applicable federal, state and local statues, ordinances, rules and regulations.

         5.3.     ASSUMED CONTRACTS; REAL ESTATE LEASES.

         (a) Infinity has delivered to Salem true and complete copies of all of the KEWS Assumed Contracts. At the Closing, all KEWS Assumed Contracts will be valid, binding and enforceable by Infinity in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. At the Closing, Infinity will have complied in all material respects with all KEWS Assumed Contracts. To Infinity's knowledge, no other contracting party will be in material default under any of the KEWS Assumed Contracts as of the Closing. Except as set forth in Schedule 4.3(a), as of the Closing, Infinity will have full legal power and authority to assign its rights under the KEWS Assumed Contracts to Salem in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability and continuity of any of the KEWS Assumed Contracts.

         (b) So long as Infinity fulfills its obligations under any real property lease set forth on Schedule 1.2(d), Infinity has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises (the "KEWS Real Property") with the right to foreclose upon Infinity's leasehold or subleasehold interest. All of KEWS's transmitting antenna, antenna towers, guy anchors, transmitter buildings and related improvements are located entirely on the KEWS Real Property. Infinity has no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the KEWS Real Property.

         5.4.     COMPLIANCE WITH LAWS.    Infinity has complied in all material
respects with, and is not in violation of any federal, state or local laws, regulations or orders relating to the operation of KEWS. Without limiting the generality of the foregoing:

                  (a) The KEWS transmitting and other equipment to be conveyed hereunder is operating in accordance with the terms and conditions of the KEWS FCC Licenses and all underlying construction permits, and the rules, regulations and policies of the FCC, including, without limitation all regulations concerning equipment authorization and human exposure to radio frequency radiation.

                  (b) All ownership reports, employment reports and other documents required to be filed by Infinity with the FCC have been so filed. Such items as are required to be placed in KEWS's local public inspection files have been placed in such files. All proofs of performance and measurements that are required to be made by Infinity with respect to KEWS's transmission facilities have been completed and filed at KEWS. All information contained in the foregoing documents is true, complete and accurate in all material respects.

                  (c) To the best of Infinity's knowledge, (a) no Hazardous Substance (i) is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured, transported or otherwise handled on KEWS Real Property, (ii) has been spilled, released or disposed of on property adjacent to the KEWS Real Property, or (iii) has otherwise come to be located on or under the KEWS Real Property,
         (b) the KEWS Real Property and all operations on the KEWS Real Property are in compliance with all Environmental Laws, and (c) Infinity has obtained all environmental, health and safety permits necessary for the operation of KEWS, and all such permits are in full force and effect, and Infinity is in compliance with the terms and conditions of all such permits. No outstanding liens have been placed on the KEWS Real Property under any Environmental Laws. Infinity has not received any notice, and is not aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of Environmental Laws by Infinity or any tenants of Infinity, or otherwise involving the KEWS Real Property or the operations conducted on the KEWS Real Property. The KEWS Real Property and all operations conducted on the KEWS Real Property are in compliance with all federal and state statutes and regulations relating to Asbestos, and to the best of Infinity's knowledge, no Asbestos-Containing Material is present in any of the improvements on the KEWS Real Property or is otherwise located on the KEWS Real Property. To the best of Infinity's knowledge, there are no underground storage tanks, whether in use or closed, on or under the KEWS Real Property, and no PCB is present on the KEWS Real Property. No PCB is used in the KEWS Personal Property.

         5.5.     INSURANCE.    The KEWS Assets are, and will be until the
Closing Date, in the reasonable judgment of Infinity, adequately insured.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF SALEM

         Salem represents and warrants to Infinity as follows:

         6.1.     FCC AUTHORIZATIONS AND QUALIFICATIONS.

                  (a) Schedule 2.3(a)(i) contains a true and complete list of the KDFX FCC Licenses, and there are no other licenses, permits or other authorizations from the FCC required for the lawful operation of KDFX in the manner now operated. The KDFX FCC Licenses are in full force and effect. All required FCC regulatory fees with respect to the KDFX FCC Licenses have been paid. The KDFX FCC Licenses have been issued for the full terms customarily issued to a radio broadcast station in the State of Texas, and the KDFX FCC Licenses are not subject to any condition except for conditions shown on the face of the KDFX FCC Licenses, applicable to radio broadcast licenses generally or otherwise disclosed in Schedule 2.3(a)(i). Except as disclosed in Schedule 2.3(a)(i), KDFX is being operated at full authorized power in material compliance with the terms and conditions of the KDFX FCC Licenses and the rules and regulations of the FCC.

                  (b) Except as set forth in Schedule 2.3(a)(i), to Salem's knowledge, there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to KDFX, other than proceedings affecting the radio broadcasting industry generally.

                  (c) To the best of its knowledge, Salem is legally, financially and otherwise qualified under the Act to be the assignee of the KEWS FCC Licenses. Salem has no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course.

         6.2. TITLE TO AND CONDITION OF PERSONAL PROPERTY. At the Closing, Salem will have good title to the KDFX Personal Property free and clear of all Liens. At the Closing, the KDFX Personal Property will be in good operating condition and repair (ordinary wear and tear excepted), will be performing satisfactory and will be in material compliance with the rules and regulations of the FCC and all other applicable federal, state and local statues, ordinances, rules and regulations.

         6.3.     ASSUMED CONTRACTS; REAL ESTATE LEASES.

         (a) Salem has delivered to Infinity true and complete copies of all of the KDFX Assumed Contracts. At the Closing, all KDFX Assumed Contracts will be valid, binding and enforceable by Salem in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. At the Closing, Salem will have complied in all material respects with all KDFX Assumed Contracts. To Salem's knowledge, no other contracting party will be in material default under any of the KDFX Assumed Contracts as of the Closing. Except as set forth in Schedule 4.3(b), as of the Closing, Salem will have full legal power and authority to assign its rights under the KDFX Assumed Contracts to Infinity in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability and continuity of any of the KDFX Assumed Contracts.

         (b) So long as Salem fulfills its obligations under any real property lease set forth on Schedule 2.3(a)(iv), Salem has enforceable rights to nondisturbance and quiet enjoyment, and no third party holds any interest in the leased premises (the "KDFX Real Property") with the right to foreclose upon Salem's leasehold or subleasehold interest. All of KDFX's transmitting towers, ground radials, guy anchors, transmitter buildings and related improvements are located entirely on the KDFX Real Property. Salem has no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the KDFX Real Property.

         6.4.     COMPLIANCE WITH LAWS.    Salem has complied in all material
respects with, and is not in violation of any federal, state or local laws, regulations or orders relating to the operation of KDFX. Without limiting the generality of the foregoing:

                  (a) The KDFX transmitting and other equipment to be conveyed hereunder is operating in accordance with the terms and conditions of the KDFX FCC Licenses and all underlying construction permits, and the rules, regulations and policies of the FCC, including, without limitation all regulations concerning equipment authorization and human exposure to radio frequency radiation.

                  (b) All ownership reports, employment reports and other documents required to be filed by Salem with the FCC have been so filed. Such items as are required to be placed in KDFX's local public inspection files have been placed in such files. All proofs of performance and measurements that are required to be made by Salem with respect to KDFX's transmission facilities have been completed and filed at KDFX. All information contained in the foregoing documents is true, complete and accurate in all material respects.

                  (c) To the best of Salem's knowledge, (a) no Hazardous Substance (i) is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured, transported or otherwise handled on KDFX Real Property, (ii) has been spilled, released or disposed of on property adjacent to the KDFX Real Property, or (iii) has otherwise come to be located on or under the KDFX Real Property,
         (b) the KDFX Real Property and all operations on the KDFX Real Property are in compliance with all Environmental Laws, and (c) Salem has obtained all environmental, health and safety permits necessary for the operation of KDFX, and all such permits are in full force and effect, and Salem is in compliance with the terms and conditions of all such permits. No outstanding liens have been placed on the KDFX Real Property under any Environmental Laws. Salem has not received any notice, and is not aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of Environmental Laws by Salem or any tenants of Salem, or otherwise involving the KDFX Real Property or the operations conducted on the KDFX Real Property. The KDFX Real Property and all operations conducted on the KDFX Real Property are in compliance with all federal and state statutes and regulations relating to Asbestos, and to the best of Salem's knowledge, no Asbestos-Containing Material is present in any of the improvements on the KDFX Real Property or is otherwise located on the KDFX Real Property. To the best of Salem's knowledge, there are no underground storage tanks, whether in use or closed, on or under the KDFX Real Property, and no PCB is present on the KDFX Real Property. No PCB is used in the KDFX Personal Property.

         6.5.     INSURANCE.    The KDFX Assets are, and will be until the
Closing Date, in the reasonable judgment of Salem, adequately insured.

                                   ARTICLE 7

                             GOVERNMENTAL CONSENTS

         7.1.     FCC APPLICATION.

         (a) The assignments of the KEWS FCC Licenses and the KDFX FCC Licenses as contemplated by this Agreement are subject to the prior consent and approval of the FCC. Between the date of this Agreement and the Closing, Salem shall not directly or indirectly, control the operation of KEWS, and Infinity shall not directly or indirectly, control the operation of KDFX.

         (b) No later than five (5) business days after the date of this Agreement, Salem and Infinity shall each prepare and jointly file complete and grantable applications requesting the FCC's consent to the assignment of the KEWS FCC Licenses to Salem and the assignment of KDFX FCC Licenses to Infinity pursuant to this Agreement (the "FCC

Applications"). Infinity and Salem shall thereafter prosecute the FCC Applications in good faith and with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Applications as expeditiously as practicable; provided, however, that neither Infinity nor Salem shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon Infinity or Salem or upon any affiliated entity, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent to either of the FCC Applications imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition; provided, however, that no party shall be required to comply with any condition that would have a material adverse effect upon it or any affiliated entity. If reconsideration or judicial review is sought with respect to one of the FCC Consents, the party or parties affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to ARTICLE 12 (Termination Rights).

         (c) All FCC filing or grant fees shall be borne equally by Salem and Infinity. Each party shall otherwise bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Applications to be prepared by it and in connection with the processing and defense of such applications.

         7.2 COMPLIANCE WITH HSRA. Each party shall make or cause to be made in a timely fashion, and in any event within ten (10) business days following the date of this Agreement, all filings which are required in connection with the transactions contemplated hereby under the HSRA, and shall furnish to the other party all information that the other reasonably requests in connection with such filings. The transfer of the KEWS Assets hereunder is conditioned upon the expiration of the applicable waiting period under the HSRA without the institution or threat of any action with respect to the consummation of the transactions contemplated hereunder. Salem and Infinity shall split the cost of any HSRA filing fees. Each party shall otherwise bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of any HSRA filing to be prepared by it and in connection with the prosecution and defense of that filing.

         7.3 OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. Each party shall bear its own costs and expenses in connection with the preparation of any filings, documents or requests to be prepared by it in order to obtain such governmental consents, approvals or waivers and in connection with any prosecution or defense by it of such filings, documents or requests.

                                   ARTICLE 8

                                   COVENANTS

         8.1. CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing, Infinity, with respect to KEWS, and Salem, with respect to KDFX, shall, except as expressly permitted by this Agreement or with the prior written consent of the other:

                  (a) comply in all material respects with all laws and contractual obligations applicable to such station or to the conduct of the business of such station;

                  (b) perform all material obligations relating to the business of such station;

                  (c) refrain from selling, assigning, leasing or otherwise transferring or disposing of any of the KEWS Assets or the KDFX Assets, as the case may be, except for assets consumed or disposed of in the ordinary course of business;

                  (d) maintain the KEWS Assets or the KDFX Assets, as the case may be, in customary repair, maintenance and condition, replace all items of equipment at time intervals consistent with prior practice, and repair or replace (subject to SECTION 8.6 (Risk of Loss)) any asset that may be damaged or destroyed with items of equal or greater value and utility unless Infinity or Salem, as the case may be, determines in good faith that such a repair or replacement is not necessary or useful for the continued operation of such station; and

                  (e) not modify the KEWS Assumed Contracts or the KDFX Assumed Contracts, as amended through the date of this Agreement.

         8.2.     NOTIFICATION.   Between the date of this Agreement and the
Closing, Infinity and Salem shall each promptly notify the other of (a) any pending or, to its knowledge, threatened litigation, arbitration or administrative proceeding that seeks to revoke, cancel, rescind, modify or fail to renew in the ordinary course any of the KEWS FCC Licenses or the KDFX FCC Licenses, as the case may be, or that challenges the transactions contemplated hereby, including any challenges to the FCC Applications; (b) the issuance of any order to show cause, notice of violation, notice of apparent liability or notice of forfeiture with respect to KEWS or KDFX; or (c) the submission, to such party's knowledge, of any material complaint against or with respect to KEWS or KDFX.

         8.3.     ACCESS.   Between the date hereof and the Closing, Infinity
and Salem shall each give, upon prior reasonable notice, the other or it representatives (including consultants and advisors) reasonable access to the KEWS Assets or the KDFX Assets as applicable. It is expressly understood that, pursuant to this SECTION 8.3, the Acquiring Party, at its sole expense, shall be entitled to make such engineering and other inspections of the KEWS Assets or the KDFX Assets, as applicable, as it may desire, so long as such inspection does not unreasonably interfere with the operation of such station in the conveying party's reasonable judgment.

         8.4. THIRD-PARTY CONSENTS. Between the date of this Agreement and the Closing, each party shall use reasonable efforts to obtain the consent of any third party necessary for the assignment of any of the KEWS Assumed Contracts or KDFX Assumed Contracts; provided, that neither party shall be obligated to pay any money to obtain such consent. In the event a consent or waiver required with respect to the assignment of any of the KEWS Assumed Contracts or the KDFX Assumed Contracts has not been obtained on or before the Closing, Infinity or Salem, as the case may be, shall use reasonable efforts to provide the other with the benefits of any such assumed contract (including, without limitation, permitting such other party to enforce any rights of Infinity or Salem under such assumed contract), and Salem or Infinity shall, to the extent Salem or Infinity, as the case may be, is provided with the benefits of such assumed contract, perform all obligations of the other party thereunder.

         8.5. PRE-CLOSING EFFORTS. Between the date of this Agreement and the Closing, each party shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement. Neither party shall take any action which is materially inconsistent with its obligations under this Agreement or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement. In particular, neither party shall take any action that would result in its disqualification to hold the KEWS FCC Licenses or the KDFX FCC Licenses, as the case may be, or in any way delay grant of the FCC Applications or consummation of the transactions contemplated by this Agreement. Should either party become aware of any such fact or circumstance, such party shall promptly inform the other.

         8.6. RISK OF LOSS. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the KEWS Assets from any cause whatsoever shall be borne by Infinity at all times prior to the Closing. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the KDFX Assets from any cause whatsoever shall be borne by Salem at all times prior to the Closing. If there is any loss, damage, impairment, confiscation, or condemnation of or to any of such assets, Infinity or Salem, as the case may be, shall repair, replace, or restore such assets (the "Damaged Assets") to their prior condition as represented in this Agreement as soon thereafter as possible; provided, however, that no party shall have any obligation to repair or replace any immaterial or obsolete asset no longer necessary or useful for the continued operation of the station consistent with past practice. If Infinity or Salem, as the case may be (the "Repairing Party"), is unable to repair or replace the Damaged Assets by the date on which the Closing would otherwise occur under this Agreement, then the Repairing Party shall reimburse all reasonable costs incurred by the Acquiring Party in repairing or replacing the Damaged Assets after the Closing.

         8.7.     CONFIDENTIALITY.

         (a) Salem and Infinity shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, except where such information is known or available through other lawful sources or where its disclosure is required in accordance with applicable law. If the transactions contemplated hereby are not consummated for any reason, Salem and Infinity shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby.

         (b) Except as required by the FCC in connection with the filing of the FCC application, without the prior consent of both Salem and Infinity, there shall be no public announcement relating to this Agreement or the transactions proposed herein.

         8.7. FURTHER ASSURANCES. Infinity and Salem shall cooperate and take such actions, and execute such other documents, at the Closing or subsequently, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

         8.8 COVENANT NOT TO COMPETE. At the Closing, Salem shall execute and deliver, and cause its parent to execute and deliver, the Covenant Not to Compete.

         8.9 KDFX TRANSMITTER SITE LEASE. Prior to or at the Closing, Salem shall enter into an amended lease for KDFX's transmitter site. Such amended lease shall be in the form of EXHIBIT C hereto (the "Amended KDFX Transmitter Site Lease").

                                   ARTICLE 9

                              CONDITIONS PRECEDENT

         9.1. TO SALEM'S OBLIGATIONS. The obligations of Salem hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

                  (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           (i) All representations and warranties made by
                  Infinity in this Agreement shall be true and complete in all material respects on and as of the Closing Date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time) as if made on and as of that date, except to the extent changes are permitted under SECTION 8.1 of this Agreement.

                           (ii) All of the terms, covenants and conditions to
                  be complied with and performed by Infinity under this Agreement on or prior to Closing Date shall have been complied with or performed in all material respects.

                  (b) FCC CONSENT. The FCC Consents to the Applications shall have been obtained, without the imposition of any condition materially adverse to Salem, and such FCC Consents shall have become Final Orders; provided, that Salem agrees to waive the requirement of Final Orders if its senior lenders consent to such waiver.

                  (c) NO INJUNCTION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

                  (d) DELIVERIES. Infinity shall have made or stand willing to make all deliveries required under SECTION 10.1.

         9.2 TO INFINITY'S OBLIGATIONS. The obligations of Infinity hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

                  (a)      REPRESENTATIONS, WARRANTIES AND COVENANTS.

                           (i) All representations and warranties made by Salem
                  in this Agreement shall be true and complete in all material respects on and as of the Closing Date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time) as if made on and as of that date.

                           (ii) All of the terms, covenants and conditions to
                  be complied with and performed by Salem under this Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (b) FCC CONSENT. The FCC Consents to the FCC Applications shall have been obtained, without the imposition of any condition materially adverse to Infinity, and such FCC Consents shall have become Final Orders; provided, that Infinity agrees to waive the requirement of Final Orders if Salem's senior lenders consent to Salem's waiving of the requirement.

                  (c) NO INJUNCTION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this
         Agreement in accordance with its terms.

                  (d) DELIVERIES. Salem shall have made or stand willing to make all the deliveries required under SECTION 10.2 and shall have paid or stand willing to pay the Cash Purchase Price as provided in
         SECTION 2.2.

                                   ARTICLE 10

                  DOCUMENTS TO BE DELIVERED AT THE CLOSING

         10.1. DOCUMENTS TO BE DELIVERED BY INFINITY. At the Closing, Infinity shall deliver to Salem the following:

                  (a) a copy of the resolution of the board of directors of Infinity, certified by an authorized officer of Infinity, authorizing the execution, delivery and performance of this Agreement;

                  (b) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Salem, effecting the sale, transfer, assignment and conveyance of the KEWS Assets to Salem, including, but not limited to, the following:

                           (i)      an assignment of the KEWS FCC Licenses;

                           (ii)     bills of sale for all KEWS Personal
                  Property;

                           (iii) assignments of the Assumed Contracts, together with all third party consents as provided in SECTION 8.4;

                  (c) instruments, in form and substance reasonably satisfactory to Salem and its counsel, pursuant to which Infinity assumes the obligations, liabilities and commitments of Salem as provided in ARTICLE 3; and

                  (d) such other documents as may reasonably be requested by Salem's counsel.

         10.2. DOCUMENTS TO BE DELIVERED BY SALEM. At the Closing, Salem shall deliver to Infinity the following:

                  (a) a copy of the resolution of the board of directors of Salem, certified by an authorized officer of Salem, authorizing the execution, delivery and performance of this Agreement;

                  (b) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Infinity, effecting the sale, transfer, assignment and conveyance of the KDFX Assets to Infinity, including, but not limited to, the following:

                           (i)      an assignment of the KDFX FCC Licenses;

                           (ii)     bills of sale for all KDFX Personal
                  Property;

                           (iii) assignments of the Assumed Contracts, together with all third party consents as provided in SECTION 8.4;

                  (c) instruments, in form and substance reasonably satisfactory to Infinity and its counsel, pursuant to which Salem assumes the obligations, liabilities and commitments of Infinity as provided in ARTICLE 3;

                  (d) the Covenant Not to Compete duly executed by Salem and its parent;

                  (e) immediately available wire transferred federal funds as provided in SECTION 2.2;

                  (f) the Amended KDFX Transmitter Site Lease executed by the landlord thereunder and dated the Closing Date; and

                  (g) such other documents as may reasonably be requested by Infinity's counsel.

                                   ARTICLE 11

                           INDEMNIFICATION, SURVIVAL

         11.1. INFINITY'S INDEMNITIES. From and after the Closing, Infinity shall indemnify, defend, and hold harmless Salem and its affiliates and their respective directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, resulting from:

                  (a) any liabilities or obligations of Infinity or its affiliates not assumed by Salem under this Agreement;

                  (b) any untrue representation, breach of warranty, or nonfulfillment of any covenant by Infinity contained in this Agreement or in any certificate document or instrument delivered to Salem under this Agreement;

                  (c) Infinity's operation or ownership of KEWS prior to the Effective Time;

                  (d) Infinity's operation or ownership of KDFX after the Effective Time; or

                  (e) any failure to comply with any "bulk sales" laws applicable to the sale of KEWS hereunder.

         11.2. SALEM'S INDEMNITIES. From and after the Closing, Salem shall indemnify, defend and hold harmless Infinity and its affiliates and their respective directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, resulting from:

                  (a) any liabilities or obligations of Salem or its affiliates not assumed by Infinity under this Agreement;

                  (b) any untrue representation, breach of warranty, or nonfulfillment of any covenant by Salem contained in this Agreement or in any certificate document or instrument delivered to Infinity under this Agreement;

                  (c) Salem's operation or ownership of KDFX prior to the Effective Time;

                  (d) Salem's operation or ownership of KEWS after the Effective Time; or

                  (e) any failure to comply with any "bulk sales" laws applicable to the sale of KDFX hereunder.

         11.3. PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

                  (a) The party seeking indemnification under this ARTICLE 11 (the "Claimant") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, reasonably specifying (i) the factual basis for the claim, and (ii) the amount of the claim if then known. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) days after

         Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor if Claimant's failure has not materially prejudiced Indemnitor's ability to defend the claim or litigation.

                  (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim with counsel reasonably acceptable to Claimant, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for reasonable expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such a manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

         11.4.    LIMITATIONS.

         (a) Neither Infinity nor Salem shall have any obligation to the other party for any matter described in SECTION 11.1 or SECTION 11.2, as the case may be, except upon compliance by the other party with the provisions of this
ARTICLE 11, particularly SECTION 11.3.

         (b) Neither party shall be required to indemnify the other party under this ARTICLE 11 unless (i) written notice of a claim under this ARTICLE 11 was received by the party within the pertinent survival period specified in SECTION
11.5 and (ii) unless and until the aggregate amount of claims against the party to which the other party (as a Claimant) is entitled to be indemnified under this Agreement exceeds $50,000, and then only for the excess over $50,000. The foregoing "deductible" shall not apply to (i) any proration of expenses under SECTION 3.3, (ii) either party's obligation to indemnify by reason of such party's non-compliance with the provisions of any bulk sales laws applicable to this transaction, or (iii) any obligation to indemnify against third-party claims. Neither party shall have any liability to the other party under any circumstances for special, consequential, punitive or exemplary damages.

         11.5. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties, covenants, indemnities and agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing covenants, indemnities and agreements and shall survive the Closing for a period of six (6) months after the Closing Date (the "Survival Period"). No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In any event such notice is given, the right to indemnification with respect thereto shall survive the Survival Period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

         11.6.    SOLE REMEDY.   After the Closing, the right to
indemnification under this ARTICLE 11 shall be the exclusive remedy of any party in connection with any breach or default by another party under this Agreement.

                                   ARTICLE 12

                               TERMINATION RIGHTS

         12.1.    TERMINATION.

         (a) This Agreement may be terminated by either Salem or Infinity, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

                  (i) if, subject to the opportunity to cure period set forth in Section 12.1(C) below, the other party is in material breach of this Agreement;

                  (ii) if there shall be in effect any order or decree from the Department of Justice or any judgment, final decree or order that would prevent or make unlawful the Closing or if the FCC shall have released a hearing designation order requiring a formal hearing on either of the FCC Applications; or

                  (iii) if the Closing has not occurred by June 30, 1997 (the "Upset Date").

         (b) This Agreement may be terminated by mutual written consent of Salem and Infinity.

         (c) If either party believes the other to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under SECTION 12.1(A)(I), provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Cash Purchase Price, the defaulting party shall have ten
(10) days from receipt of such notice to cure such default; provided, that if the breach or default is due to no fault of the defaulting party and is incapable of cure within such 10-day period, the cure period shall be extended as long as the defaulting party is diligently and in good faith attempting to effectuate a cure. Nothing in this SECTION 12.1(C) shall be interpreted to extend the Upset Date.

         12.2.    EFFECT OF TERMINATION.

                  In the event of termination of this Agreement pursuant to
SECTION 12.1, this Agreement (other than SECTION 8.7 (Confidentiality), which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this ARTICLE 12 and in ARTICLE 13; provided, that nothing in this SECTION 12.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 13

                  REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE

         13.1. DEFAULT BY INFINITY; SPECIFIC PERFORMANCE. Infinity recognizes that, in the event Infinity defaults in the performance of its obligations under this Agreement, monetary damages alone will not be adequate. In such event, Salem shall be entitled to obtain specific performance of the terms of this Agreement without being required to post bond or furnish other security.
In addition, Salem shall be entitled to obtain from Infinity court costs and reasonable attorneys' fees and expenses incurred by it in enforcing its rights hereunder. As a condition to seeking specific performance, Salem shall not be required to have tendered the Purchase Price specified in ARTICLE 2 of this Agreement, but shall be ready, willing and able to do so.

         13.2. DEFAULT BY SALEM; LIQUIDATED DAMAGES. If Salem breaches or defaults in its obligations under this Agreement, Infinity may pursue any legal or equitable remedies available to it and shall be entitled to obtain from Salem court costs and reasonable attorneys' fees and expenses incurred by it in enforcing its rights hereunder; PROVIDED, HOWEVER, that if this Agreement is terminated by Infinity pursuant to SECTION 12.1(A) as a result of a breach or default by Salem of its representations, warranties, covenants or obligations hereunder, then Salem shall pay Infinity $2,000,000 as liquidated damages, in full settlement of any damages of any kind or nature that Infinity may suffer or allege to suffer as a result thereof, it being understood and agreed that the amount of liquidated damages represents Salem's and Infinity's reasonable estimate of actual damages and does not constitute a penalty. In the event that Infinity is entitled to liquidated damages, the Escrow Deposit shall be paid over to Infinity in partial satisfaction of Salem's liability for liquidated damages. In the event of a termination of this Agreement pursuant to SECTION 12.1 for any other reason, the Escrow Deposit, together with any interest and earnings thereon, shall be paid to Salem.

                                   ARTICLE 14

                                OTHER PROVISIONS

         14.1. TRANSFER TAXES AND EXPENSES. All recordation, transfer, documentary, excise, sales or use taxes or fees imposed on this transaction shall be shared equally by Salem and Infinity. Except as otherwise provided in this Agreement, each party shall be solely responsible for and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         14.2. BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Salem nor Infinity may assign its rights under this Agreement without the prior written consent of the other party hereto.

         14.3. ENTIRE AGREEMENT; SCHEDULES; AMENDMENT; WAIVER. This Agreement, and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. No failure or delay on the part of Salem or Infinity in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

         14.4. HEADINGS. The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         14.5. COMPUTATION OF TIME. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

         14.6. GOVERNING LAW; WAIVER OF JURY TRIAL. The construction and performance of this Agreement shall be governed by the law of the State of New York without regard to its principles of conflicts of law. SALEM AND INFINITY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE. Salem and Infinity hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver. Any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.

         14.7. ATTORNEYS' FEES. In the event of any dispute between the parties to this Agreement, Infinity or Salem, as the case may be, shall reimburse the prevailing party for its reasonable attorneys' fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing party may have under this Agreement.

         14.8. SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         14.9. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request.

If to Infinity:

         c/o Infinity Broadcasting Corporation
         600 Madison Avenue, 4th Floor
         New York, NY   10022
         Attention:        Mr. Mel Karmazin
         Telephone:        212-750-6400
         Facsimile:        212-888-2959

With a copy (which shall not constitute notice) to:

         Leventhal, Senter & Lerman
         2000 K Street, N.W., Suite 600
         Washington, D.C.  20006-1809
         Attention:        Steven A. Lerman, Esq.
         Telephone:        202-429-8970
         Facsimile:        202-293-7783

If to Salem:

         Salem Communications Corporation
         4880 Santa Rosa Road, Suite 300
         Camarillo, California 93012
         Attention: Jonathan L. Block, Esq.
         Telephone:        805-987-0400
         Facsimile:        805-482-8570

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (c) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (d) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

         14.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                                   ARTICLE 15

                                  DEFINITIONS

         15.1. DEFINED TERMS. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

         "Acquiring Party" shall mean either Infinity or Salem, as required by the context in which such term is used, in its capacity as the party acquiring a station hereunder.

         "Act" shall have the meaning set forth in SECTION 5.1(C).

         "Agreement" shall mean this Asset Purchase Agreement.

         "Amended KDFX Transmitter Site Lease" shall have the meaning set forth in SECTION 8.9.

         "Asbestos" shall mean any and all varieties of materials included in the definition of "asbestos" under any federal or state law or regulation relating to the protection of human health or the environment.

         "Asbestos-Containing Material" shall mean any material containing more than one (1) percent Asbestos by weight.

         "Cash Purchase Price" shall have the meaning set forth in SECTION 1.2.

         "Claimant" shall have the meaning set forth in SECTION 11.3.

         "Closing" shall have the meaning set forth in SECTION 1.1.

         "Closing Date" shall mean the date on which the Closing is completed.

         "Covenant Not to Compete" shall mean the Covenant Not to Compete among Infinity, Salem and Salem's parent substantially in the form of EXHIBIT B to this Agreement.

         "Damaged Assets" shall have the meaning set forth in SECTION 8.6.

         "Effective Time" shall have the meaning set forth in SECTION 3.1.

         "Environmental Laws" shall mean all applicable local, state and federal statutes and regulations relating to the protection of human health or the environment including the FCC's regulations concerning radio frequency radiation.

         "Escrow Agent" shall mean Gary Stevens & Co.

         "Escrow Agreement" shall mean the agreement among Infinity, Salem and Escrow Agent substantially in the form attached hereto as Exhibit A.

         "Escrow Deposit" shall mean the amount held by the Escrow Agent pursuant to the Escrow Agreement, including all earnings and interest thereon.

         "FCC" shall have the meaning set forth in the preamble to this Agreement.

         "FCC Applications" shall have the meaning set forth in SECTION 7.1.

         "FCC Consent" shall mean the action by the FCC granting the applicable FCC Application.

         "Final Order" shall mean action by the FCC, with respect to an FCC Application, (i) which has not been vacated, reversed, stayed, or suspended;
(ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending; and (iii) as to which the time for filing any such appeal request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, has expired.

         "GAAP" shall mean generally accepted accounting principles, consistently applied.

         "Hazardous Substance" shall mean all hazardous or toxic waste or material which, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Substance" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes. "Hazardous Substance" shall not include ordinary quantities of consumer or commercial products used in the normal course of broadcast station operations, including grounds and building operation and maintenance; PROVIDED, that such products have been properly stored, handled and disposed of.

         "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act 1976, as amended, and the regulations adopted thereunder.

         "Indemnitor" shall have the meaning set forth in SECTION 11.3.

         "Infinity" shall have the meaning set forth in the preamble to this Agreement.

         "Infinity's Proration Amount" shall have the meaning set forth in
SECTION 3.4.

         "KDFX" shall have the meaning set forth in the preamble to this Agreement.

         "KDFX Assets" shall have the meaning set forth in SECTION 2.3(A).

         "KDFX Assumed Contracts" shall have the meaning set forth in SECTION 2.3(A)(IV).

         "KDFX FCC Licenses" shall have the meaning set forth in SECTION 2.3(A)(I).

         "KDFX Main Studio Equipment" shall have the meaning set forth in
SECTION 2.3(A)(III).

         "KDFX Personal Property" shall have the meaning set forth in SECTION 2.3(A)(III).

         "KDFX Real Property" shall have the meaning set forth in SECTION
6.3(B).

         "KDFX Transmitter Site Equipment shall have the meaning set forth in
SECTION 2.3(A)(II).

         "KEWS" shall have the meaning set forth in the preamble to this Agreement.

         "KEWS Assets" shall mean the assets to be transferred to Salem hereunder, as more fully specified in SECTION 1.2.

         "KEWS Assumed Contracts" shall have the meaning set forth in SECTION
1.2.

         "KEWS FCC Licenses" shall have the meaning set forth in SECTION 1.2.

         "KEWS Main Studio Equipment" shall have the meaning set forth in
SECTION 1.2.

         "KEWS Personal Property" shall have the meaning set forth in SECTION
1.2.

         "KEWS Real Property" shall have the meaning set forth in SECTION
5.3(C).

         "KEWS Transmitter Site Equipment" shall have the meaning set forth in
SECTION 1.2.

         "Liens" shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, conditional sales agreements, leases, encumbrances, claims, or other defects of title, but shall not include
(i) liens for current taxes not yet due and payable, (ii) other liens imposed by law (such as materialman's, mechanic's, carrier's, worker's and repairman's liens) arising in the ordinary course of business (provided that such liens do not interfere in any material respect with the use of the Station Assets as currently used), (iii) valid leases or subleases to third parties with respect to property not used in the operation of the Station, and (iv) defects in title or other matters that are not material to the owner or lessee, as the case may be.

         "Notice of Disagreement" shall have the meaning set forth in SECTION
3.4.

         "PCB" shall mean polychlorinated biphenyl.

         "Proration Schedule" shall have the meaning set forth in SECTION 3.4.

         "Purchase Price" shall have the meaning set forth in SECTION 2.1.

         "Referee" shall have the meaning set forth in SECTION 3.4.

         "Repairing Party" shall have the meaning set forth in SECTION 8.6.

         "Representing Party" shall have the meaning set forth in ARTICLE 4.

         "Salem" shall have the meaning set forth in the preamble to this Agreement.

         "Survival Period" shall have the meaning set forth in Section 11.5.

         "To Infinity's knowledge," or words of similar import, shall mean to the actual knowledge of the president or chief financial officer of Infinity.

         "To Salem's knowledge," or words of similar import, shall mean to the actual knowledge of the president or chief financial officer of Salem.

         "Upset Date" shall have the meaning set forth in SECTION 12.1.

         15.2.    MISCELLANEOUS TERMS.   The term "or" is disjunctive; the term
"and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms apply to females; feminine terms apply to males. The term "includes" or "including" is by way of example and not limitation.



                 [Signatures immediately following this page.]

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

                                        INFINITY BROADCASTING
                                        CORPORATION OF DALLAS

                                        By: /s/ FARID SULEMAN
                                           ---------------------------------
                                           Name: Farid Suleman
                                                ----------------------------
                                           Title: VP Finance/CFO
                                                 ---------------------------

                                        INSPIRATION MEDIA OF TEXAS, INC.

                                        By: /s/ ERIC H. HALVORSON
                                           ---------------------------------
                                            Eric H. Halvorson
                                            Executive Vice President